EXHIBIT 99.1

QCR Holdings Appoints Kurt Gibson Chief Executive Officer of Community State Bank

MOLINE, Ill., Aug. 31, 2018 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ:QCRH) (the “Company”), today announced that effective today, Kurt Gibson will assume the role of Chief Executive Officer in addition to his role as President of Community State Bank (“CSB”), a wholly-owned subsidiary of the company.  Mr. Gibson succeeds Ron Nagel, who will transition to an advisory role and will serve CSB and clients on a part-time basis beginning in 2019. A seasoned banker with 30 years of extensive commercial lending experience, Mr. Gibson joined Community State Bank in 2017 as President and Director.

“We deeply appreciate Ron’s guidance as CEO of CSB over the past 12 years and his devoted leadership since joining the QCR Holdings family in 2016,” said President and Chief Executive Officer Doug Hultquist. “We are very pleased to have Kurt taking over the helm at CSB. His nearly 30 years of banking experience in the Des Moines market and his tenure with CSB provide a strong foundation for his continued success and the growth of our bank.”

Mr. Gibson currently serves as President and Director at Community State Bank. He has held various relationship management and leadership roles with regional banks located in Des Moines over the past several decades. Most recently, he served as the Vice President of Commercial Banking at Wells Fargo and prior to that, as Market Manager and Director at Bank of the West, both located in Des Moines. Mr. Gibson is a graduate of Coe College, where he received a bachelor’s degree in Business Administration. He is also active in the community and is involved in many community and professional organizations, including Greater Des Moines Partnership, Rotary Club of Des Moines, Robert Morris Associates, Alzheimer‘s Association and Ankeny First United Methodist Church.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005.   Quad City Bank & Trust Company also provides correspondent banking services. In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company enhanced its presence in Cedar Rapids, Iowa with the acquisition of Guaranty Bank & Trust Company in October 2017, which merged with Cedar Rapids Bank & Trust in December 2017.  In July 2018, QCR Holdings completed a merger with Springfield Bancshares, Inc., the holding company of SFC Bank of Springfield, Missouri. With the addition of SFC Bank, QCR Holdings has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of July 1, 2018, QCR Holdings had approximately $4.7 billion in assets, $3.6 billion in loans and $3.7 billion in deposits. For additional information, please visit our website at www.qcrh.com.

Contacts:

Todd A. Gipple
Executive Vice President
Chief Operating Officer
Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com

Christopher J. Lindell
Executive Vice President
Corporate Communications
(319) 743-7006
clindell@qcrh.com